Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO
THE CERTIFICATE OF INCORPORATION
OF
FUN WORLD MEDIA INC.

Fun World Media Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the ‘‘Corporation’’),

DOES HEREBY CERTIFY:

1.

That the Certificate of Incorporation of the Corporation be amended by deleting Article ONE thereof and replacing it in its entirety as follows:

“ARTICLE ONE

NAME

The name of the Corporation is:  LED Lighting Company”

2.

That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.

3.

That said amendment was duly adopted by written consent of the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law by obtaining the affirmative consent of all of the outstanding shares of Common Stock of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 28th day of May, 2013.

FUN WORLD MEDIA INC.

By: /s/  Kevin Kearney

Kevin Kearney

President and Secretary